October 7, 2002



Mr. Jerry Kronenberg
Vice President, General Counsel
   and Secretary
Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, TN 38125

Dear Mr. Kronenberg:

	We are hereby providing you with notice that GAMCO Investors, Inc. ("GAMCO") intends to present a proposal at the next annual meeting of shareholders of Thomas & Betts Corporation urging the Board of Directors to redeem the preferred stock purchase rights issued pursuant to its shareholder rights plan. In the next few weeks, we will be sending to you our formal proposal for inclusion your proxy and proxy statement in compliance with Rule
14(a)(8) under the Securities Exchange Act of 1934.   One or more
representatives of GAMCO intend to appear in person at the 2003 annual meeting to make the proposal.

	We would appreciate your providing us with a copy of the current Articles of Incorporation and By-laws for Thomas & Betts.

	If you have any questions regarding this matter, I can be reached at
(914) 921-5294.


							Sincerely,



         /s/

							James E. McKee
							Vice President, General
							Counsel and Secretary

JEM/jm

cc:	T. Kevin Dunnigan